Furniture Brands International, Inc.
101 South Hanley Road
St. Louis, Missouri 63105

For Further Information Call
Dan Stone
314-863-1100
INFORMATION

FOR IMMEDIATE RELEASE

Furniture Brands International Reports Preliminary Financial Results for the First Quarter of 2008

•	Strategic Plan Delivers Continued Strong Progress and Results

•	Earnings per share from continuing operations of $0.07 to $0.08, more than double the $0.03 in 2007

•	Sales from continuing operations totaled $477 million, down 14% from prior year

•	Quarter-end cash of $188 million, long-term debt of $235 million

ST. LOUIS, April 17, 2008 (PRIME NEWSWIRE) -- Furniture Brands International (NYSE:FBN) announced today its preliminary financial results for the first quarter ended March 31, 2008. These results are from continuing operations and exclude the impact of the first quarter sale and operations of Hickory Business Furniture ("HBF"). The sale of this business was announced in the fourth quarter of 2007 and has been treated as a discontinued operation in both the 2007 and 2008 periods.

Net sales for the 2008 first quarter were $477 million, compared with $557 million in the first quarter of 2007. Diluted earnings per common share from continuing operations are between $0.07 to $0.08 for the first quarter of 2008 compared to $0.03 in the first quarter of 2007.

Ralph P. Scozzafava, the company's Vice-Chairman of the Board and Chief Executive Officer, commented: "The strategic plan the company unveiled last fall continues to drive improved performance despite a challenging retail environment. Our plan called for 2007 activities to focus on balance sheet improvement, 2008 activities to drive improved profitability, and 2009 activities to increase profitable sales. With our first-quarter preliminary results complete, and our belief that earnings per share will increase in later quarters, we remain on track toward our 2008 earnings target of $0.40 to $0.60 per share.

"Our 2007 activities were very successful, as we restructured our lending facility, turned inventories into cash, and paid down debt. At the end of 2007, we had the most cash and least debt since our recapitalization in 1993."

"Our current balance sheet is equally positive," Mr. Scozzafava continued. "At the end of the quarter, cash totaled approximately $188 million and our long-term debt has been paid down to $235 million, with the ability to make additional repayments in the future. We have generated this cash through continued working capital improvements, the sale of HBF, and lower interest expense."

"Our progress against our strategic plan is continuing in 2008. Despite the economic environment, earnings from ongoing operations showed solid improvement over both year-ago and prior quarter comparisons despite a reduction in sales. This improved financial performance is directly related to the changes we have executed over the past three quarters. These changes include closing 18 unprofitable stores and 10 manufacturing and storage facilities with accompanying reductions in headcount, and launching a shared services model to eliminate costs for administration of payroll, human resources, IT and travel. We expect these and other actions will ultimately deliver $40 million to $50 million in annual savings with all workstreams completed by early 2009," Mr. Scozzafava said.

"Along with our focus on financial performance, we are equally focused at the consumer and customer levels and we are seeing signs of success. We have reduced unproductive discounts as a means of moving inventory because we are starting to sell the right products at the right price in the right categories, where consumers see and respond to the real value of our brands," Mr. Scozzafava said. "In addition, at the beginning of the second quarter, we announced price increases across our brands that will take effect in mid-April and May."

"We have also increased our company-owned retail presence through the recent acquisition of 11 Thomasville stores. Succeeding as a Thomasville retailer is a key element of our strategic plan, and our performance to date is promising. During the first quarter, those Thomasville stores we have owned for more than a year showed a same-store sales increase of more than 2% over the prior year," Mr. Scozzafava said.

"We expect improvements in profitability to continue as we complete our transition to a branded consumer products company. Broyhill is leading our initiative to incorporate consumer insight testing and market research prior to launching new products. Beginning in 2009, all major new product introductions will reflect our consumer research and testing processes. By providing our retail partners with products that we know consumers want, we can further improve product flow, reduce discounts, control inventories and improve gross margins. We also expect to realize the full benefits of FBN Asia, which will let us complement our domestic manufacturing assets with the most appropriate Asian supply chain partners," Mr. Scozzafava said.

"Furniture Brands has the right strategy in place, and we now have the right team to execute it," Mr. Scozzafava said. "Steve Rolls joined the company this month as chief financial officer, rounding out our Executive Leadership Team. Together with the recent addition of Jon Botsford as general counsel, the newly assembled team has the skill and the will to address our challenges and opportunities. The transformation of Furniture Brands to a successful branded consumer products company is well underway," Mr. Scozzafava said.

Earnings Guidance

The company affirmed its 2008 financial performance guidance of sales revenue between $1.9 billion and $2.0 billion with earnings per share on a continuing operations basis of between $0.40 and $0.60.

Upcoming Investor Events

A conference call will be held to discuss the first-quarter results at 7:30 a.m. (Central Time) on May 1, 2008. The call can be accessed on the company's website at www.furniturebrands.com under the "Investor Info" tab. Access to the call and the release will be archived for one year.

About Furniture Brands

Furniture Brands International (NYSE:FBN) is a vertically integrated operating company that is one of the nation's leading designers, manufacturers, and retailers of home furnishings. With annual sales of approximately $2 billion, it markets through a wide range of retail channels, from mass merchant stores to single-brand and independent dealers to company-owned stores to specialized interior designers. Furniture Brands serves its customers through some of the best known and most respected brands in the furniture industry, including Broyhill, Lane, Thomasville, Drexel Heritage, Henredon, Pearson, Hickory Chair, Laneventure, and Maitland-Smith.

Cautionary Statement Regarding Forward-Looking Statements

Matters discussed in this release and in our public disclosures, whether written or oral, relating to future events or our future performance, including any discussion, express or implied, of our anticipated growth, operating results, future earnings per share, plans and objectives, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements under the caption "Earnings Guidance." These statements are often identified by the words "will", "believe", "positioned", "estimate", "project", "target", "continue", "intend", "expect", "future", "anticipates", and similar expressions that are not statements of historical fact. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2007, our quarterly reports on Form 10-Q, elsewhere in this release, and in our other public filings with the Securities and Exchange Commission. Such factors include, but are not limited to: risks associated with the execution of our strategic plan; changes in economic conditions; loss of market share due to competition; failure to forecast demand or anticipate or respond to changes in consumer tastes and fashion trends; failure to achieve projected mix of product sales; business failures of large customers; distribution and cost savings programs; manufacturing realignments; increased reliance on offshore (import) sourcing of various products; fluctuations in the cost, availability and quality of raw materials; product liability uncertainty; environmental regulations; future acquisitions; impairment of goodwill and other intangible assets; anti-takeover provisions which could result in a decreased valuation of our common stock; loss of funding sources; and our ability to open and operate new retail stores successfully. It is routine for internal projections and expectations to change as the year or each quarter in the year progresses, and therefore it should be clearly understood that all forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this report or other periodic reports are made only as of the date made and may change. While we may elect to update forward-looking statements at some point in the future, we do not undertake any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.

Important Additional Information

In connection with the 2008 Annual Meeting of Stockholders, the Company filed a proxy statement regarding the 2008 Annual Meeting with the U.S. Securities and Exchange Commission, and on March 31, 2008 mailed the definitive proxy statement and a proxy card to each stockholder entitled to vote at the 2008 Annual Meeting, and on April 16, 2008, mailed a supplement to the proxy statement and an additional proxy card to stockholders entitled to vote at the 2008 Annual Meeting. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT, THE SUPPLEMENT AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. The proxy statement, supplement and other documents (when available) relating to the 2008 Annual Meeting can be obtained free of charge from the SEC's website at http://www.sec.gov. These documents can also be obtained free of charge from the Company at the Company's website at www.furniturebrands.com under the "Investor Info" tab, or upon written request to Furniture Brands International, Inc., 101 South Hanley Road, Suite 1900, St. Louis, MO 63105, Attention: Corporate Secretary. In addition, copies of the Proxy Statement may be requested by contacting the Company's proxy solicitor, Morrow & Co., by telephone toll free at 800-607-0088.

The Company and its directors, director nominees and executive officers may be deemed to be participants in the solicitation of proxies in connection with the 2008 Annual Meeting.  Information regarding the interests of the directors, director nominees and executive officers of the Company in the solicitation is more specifically set forth in the definitive proxy statement and the proxy statement supplement that were filed by the Company with the SEC and which are available free of charge from the SEC and the Company, as indicated above.

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